Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

April 6, 2006

CONTACT:	Brian Schaefgen
(949) 759-5900

AMBASSADORS INTERNATIONAL, INC. SIGNS DEFINITIVE AGREEMENT

WITH DELAWARE NORTH COMPANIES TO ACQUIRE DELTA QUEEN

STEAMBOAT COMPANY

NEWPORT BEACH, CA, April 6, 2006 – Ambassadors International, Inc. (NASDAQ: AMIE) (the “Company”) announced today that it has reached a definitive agreement with Delaware North Companies, a privately-held, global leader in the hospitality industry, to acquire the assets of the Delta Queen Steamboat Company.

The Delta Queen Steamboat Company is a premier cruise company operating historical cruise itineraries on many of America’s best known rivers, including the Mississippi, Ohio, Tennessee, Cumberland and Arkansas rivers with stops at many of America’s most historic cities, battle grounds and estates. The Delta Queen Steamboat Company is America’s oldest cruise line with its history dating back to 1890. The Delta Queen Steamboat Company owns and operates a three-vessel fleet which includes the 436-passenger American Queen®, the 416-passenger Mississippi Queen® and the 174-passenger Delta Queen®. Delta Queen Steamboat Company’s cruises recreate the grandeur of the past on the company’s luxurious, modern-day and historic sternwheelers.

Delaware North Companies acquired the Delta Queen Steamboat Company in 2002. Over the past several years, Delaware North Companies has focused on stabilizing and growing the business by adding new itineraries and marketing programs, as well as provided economies of scale with its other world-class hospitality holdings and operations. These efforts have contributed to building a world-class reputation of the Delta Queen Steamboat Company in the global travel and tourism market.

“Ambassadors International clearly has established itself in the cruise industry through its outstanding operations of American West Cruises,” stated Chuck Moran, President and Chief Operating Officer, Delaware North Companies. “Even though we are privately-held, we continually look for opportunities to improve corporate value. Our decision was driven by the need to focus on growth opportunities in our core business and because of other investment considerations. Delaware North Companies decided it was in its best interest to find a company that could continue the tradition of excellence that has always been part of the Delta Queen. We have found that in Ambassadors International.”

Joe Ueberroth, President and CEO of Ambassadors International, Inc., added, “The combination of the Delta Queen Steamboat Company with American West Steamboat Company takes two significant regional businesses and creates a national, American cruise company. The operations will be combined under our Ambassadors Cruise Group subsidiary and be led by David Giersdorf. Our team is excited to offer our customers a selection of wonderful American itineraries across a fleet of luxurious sternwheelers with dedicated American crews. This acquisition will increase our number of vessels to five and the number of berths from 365 to approximately 1,400 berths, making us the largest operator in our category.”

The transaction is subject to the approval of certain debt covenant amendments by the U.S. Department of Transportation and a bondholder, as well as customary closing conditions, and is expected to close by the end of April 2006. Under the terms of the agreement, Ambassadors Cruise Group, LLC, a wholly-owned subsidiary of Ambassadors International Inc., will acquire the three vessels and associated operating assets of the Delta Queen Steamboat Company for $3.0 million in cash, the assumption of approximately $9 million of customer deposits and the assumption of approximately $35 million of fixed-rate, 6.50% debt payable through 2020 and guaranteed by the U.S. Maritime Administration. In addition, the transaction includes contingent consideration of 100,000 shares of Ambassadors International, Inc. common stock, to be granted by the company to the Delta Queen Steamboat Company if certain future financial targets are met in the three years following the close of the transaction.

Conference Call

Ambassadors International, Inc. will host a conference call to discuss the strategic and financial aspects of the acquisition on Friday, April 7, 2006 at 9:00 a.m. Pacific Daylight Time. Interested parties may join the call by dialing (800) 895-3606, conference ID #: ANALYST. The conference call may also be joined via the Internet at www.ambassadors.com. For conference replay access, parties may dial (888) 567-0682 and follow the prompts or visit our website at www.ambassadors.com/investor. A webcast will be made available following the conference call.

About Ambassadors International, Inc.

Ambassadors International, Inc. is a cruise, marine, insurance and travel and event company. The Company operates American West Cruises, one of North America’s premier river and coastal cruising companies. The Company also provides travel and event services for corporations, associations and tradeshows through its Ambassadors, LLC subsidiary. In addition, it operates BellPort Group, Inc., an international marine company, and participates in selective reinsurance programs through its specialty reinsurance subsidiary, Cypress Reinsurance, Ltd. The Company is headquartered in Newport Beach, California. In this press release, any reference to “Company,” “Ambassadors,” “management,” “we,” “us” and “our” refers to Ambassadors International, Inc. and its management team.

About Delaware North Companies

Delaware North Companies is one of the world’s leading hospitality and food service providers. Its family of companies includes Delaware North Companies Parks & Resorts, Delaware North Companies Gaming & Entertainment, Delaware North Companies

Travel Hospitality Services, Delaware North Companies Sportservice, Delaware North Companies International, TD Banknorth Garden, the Delta Queen Steamboat Company, and American Park ‘n Swap. Delaware North Companies is one of the largest privately held companies in the United States with revenues approaching $2 billion annually and 40,000 associates serving half a billion customers in the United States, Canada, the United Kingdom, Australia and New Zealand. For more information, visit www.DelawareNorth.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve various risks and uncertainties. These statements include the Company’s future prospects, the consummation of the Delta Queen acquisition and Delta Queen’s financial impact on the Company. The forward-looking statements contained in this release are based on our current expectations and entail various risks and uncertainties that could cause our actual results to differ materially from those suggested in our forward-looking statements. We believe that such risks and uncertainties include, among others, general economic financial and business conditions, overall conditions in the cruise, travel and insurance markets, potential claims related to our reinsurance business, further declines in the fair market value of our investments, lower investment yields, the Company’s ability to consummate the acquisition of Delta Queen in a timely manner or at all, the Company’s ability to successfully integrate the operations of companies or businesses it acquires and realize the expected benefits of its acquisitions (including the acquisition of Delta Queen), the Company’s ability to successfully and efficiently operate the businesses that it acquires (including Delta Queen), the ability to service our debt (including the debt which will be assumed upon consummation of the Delta Queen acquisition) and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2005. We are providing this information as of the date of this release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Additional Information

Please contact Brian Schaefgen of Ambassadors International, Inc.: (949) 759-5900